Exhibit 99.1 For Immediate Release Contact: Kenneth D. Gibbons (802) 888-6600

Union Bankshares Announces First Quarter Ended March 31, 2010

Earnings and Quarterly Dividend Payment

Morrisville, VT April 21, 2010 – Union Bankshares, Inc. (NASDAQ – UNB) today announced Net Income for the first quarter of 2010 was $1.22 million or $0.27 per share compared to $1.27 million or $0.28 per share for 2009. Results for 2010 reflect a year to year increase in net interest income of $227 thousand or 5.2%. This increase was offset by a reduction in the gains and servicing rights recognized as result of selling qualified residential loans into the secondary market from $297 thousand in 2009 to $104 thousand in 2010 as the refinancing boom has slowed. The increase was also offset by higher employee benefit costs of $111 thousand mainly in health insurance expense.

Total Loans grew 2.5% to $357.7 million as of March 31, 2010 from $348.8 million as of March 31, 2009 while total deposits reached $365.3 million compared to $346.5 million the prior year or growth of 5.4%. The Company had total capital of $41.4 million with a book value per share of $9.28 as of March 31, 2010 compared to $39.0 million at March 31, 2009 with a book value per share of $8.72.

A quarterly cash dividend of $.25 per share was declared on April 21, 2010 to shareholders of record May 1, 2010, payable May 13, 2010. Dividends paid per share for each of the last four quarters 2009 were $0.25.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of March 31, 2010, the Company had $440 million in consolidated assets compared to $422 million at March 31, 2009. The Company operates 13 banking offices and 29 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets’ acceptance of and demand for the Company’s products and services; technological changes, including the impact of the internet on the Company’s business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov.